PROSPECTUS and	PRICING SUPPLEMENT NO. 4
PROSPECTUS SUPPLEMENT, each	Dated September 5, 2017
Dated April 7, 2017	Registration Statement No. 333-217193
Filed Pursuant to Rule 424(b)(2)

U.S. $22,750,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES G

Due 9 Months or More from Date of Issue

$400,000,000 Floating Rate Senior Notes Due September 8, 2022

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ETU3 / US24422ETU37

Date of Issue*:	September 8, 2017

Maturity Date:	September 8, 2022

Principal Amount:	$400,000,000

Interest Rate Basis:	USD-LIBOR-Reuters
(Reuters Page LIBOR01)

Index Maturity:	3-Month

Spread:	LIBOR + 48 bps

Initial Interest Determination Date:	September 6, 2017

Day Count:	Actual/360, Adjusted

Interest Reset Dates:	Quarterly on the 8th of March, June, September and December, commencing on December 8, 2017 and ending on the maturity date.

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Date

Interest Payment Dates:	Quarterly on the 8th of March, June, September and December, commencing on December 8, 2017 and ending on the maturity date.

Minimum Interest Rate:	0.000%

Day Count Convention:	Modified Following, Adjusted

Redemption Provision:	None

Price to Public:	100.000% plus accrued interest from September 8, 2017

Plan of Distribution:

Name	Principal Amount Of Notes
Goldman Sachs & Co. LLC	$120,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	120,000,000
MUFG Securities Americas Inc.	120,000,000
BNP Paribas Securities Corp.	13,334,000

Credit Agricole Securities (USA) Inc.	13,333,000
Credit Suisse Securities (USA) LLC	13,333,000
Total	$400,000,000
The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.650% plus accrued interest from September 8, 2017.

* Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes on the date hereof will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.